EXHIBIT 99.1

Press Contact:	Investor Relations Contact:
Kim Gibbons	Blair Christie
Cisco Systems, Inc.	Cisco Systems, Inc.
(408) 525-4909	(408) 525-4856
kgibbons@cisco.com	blchrist@cisco.com

CISCO SYSTEMS REPORTS SECOND QUARTER EARNINGS

•	Q2 Net Sales: $5.4 Billion (14.5% increase year over year; 5.8% increase quarter over quarter)
•	Q2 Operating Cash Flows: $1.7 Billion
•	Q2 Earnings Per Share: $0.18 GAAP before accounting change; $0.10 GAAP after accounting change

SAN JOSE, Calif. — February 3, 2004 — Cisco Systems, Inc., the worldwide leader in networking for the Internet, today reported its second quarter results for the period ended January 24, 2004.

Net sales for the second quarter of fiscal 2004 were $5.4 billion, compared with $4.7 billion for the second quarter of fiscal 2003, an increase of 14.5 percent, and compared with $5.1 billion for the first quarter of fiscal 2004, an increase of 5.8 percent.

Net income for the second quarter of fiscal 2004, on a generally accepted accounting principles (GAAP) basis, before the non-cash cumulative effect of an accounting change, was $1.3 billion or $0.18 per share, compared with $991 million or $0.14 per share for the second quarter of fiscal 2003, and compared with $1.1 billion or $0.15 per share for the first quarter of fiscal 2004. Net income on a GAAP basis, after the non-cash cumulative effect of the accounting change, was $724 million or $0.10 per share. Pro forma net income for the second quarter of fiscal 2004 was $1.3 billion or $0.18 per share, compared with $1.1 billion or $0.15 per share for the second quarter of fiscal 2003, and compared with $1.2 billion or $0.17 per share for the first quarter of fiscal 2004. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table immediately following the Pro Forma Consolidated Statements of Operations.

Net sales for the first six months of fiscal 2004 were $10.5 billion, compared with $9.6 billion for the first six months of fiscal 2003, an increase of 9.8 percent.

Net income for the first six months of fiscal 2004, on a GAAP basis, before the non-cash cumulative effect of the accounting change, was $2.4 billion or $0.33 per share, compared with $1.6 billion or $0.22 per share for the first six months of fiscal 2003. Net income for the first six months of fiscal 2004, on a GAAP basis, after the non-cash cumulative effect of the accounting change, was $1.8 billion or $0.25 per share. Pro forma net income for the first six months of fiscal 2004 was $2.5 billion or $0.35 per share, compared with $2.1 billion or $0.29 per share for the first six months of fiscal 2003.

During the second quarter of fiscal 2004, Cisco® completed the acquisition of Latitude Communications, Inc. for a purchase price of approximately $86 million.

“Having just met with business and government leaders from around the world at the World Economic Forum, it is becoming increasingly clear that the global economy is improving,” said John Chambers, president and CEO, Cisco Systems. “As customers feel more confident to invest, we believe that we are well positioned to provide compelling value as a strategic business adviser and technology partner. Our strong position in the core switching and routing business continues to be complemented by positive momentum in our Advanced Technologies, especially this quarter in storage, security, wireless and IP telephony. The company is also gaining significant momentum in the consumer space, driven by innovative products delivered by the Linksys division.”

Cisco will discuss second quarter 2004 results and business outlook on a conference call and Webcast at 1:30 p.m. Pacific Time (PT) today. Call information and related charts are available at http://investor.cisco.com.

Financial Highlights

•	Cash flows from operations were $1.7 billion for the second quarter of fiscal 2004, compared with $1.4 billion for the second quarter of fiscal 2003, and compared with $1.0 billion for the first quarter of fiscal 2004.

•	Cash and cash equivalents and total investments were $19.8 billion at the end of the second quarter of fiscal 2004, compared with $20.7 billion at the end of the fourth quarter of fiscal 2003, and compared with $19.7 billion at the end of the first quarter of fiscal 2004.

•	During the second quarter of fiscal 2004, Cisco repurchased 85 million shares of common stock for an aggregate purchase price of $2.0 billion.

•	Days sales outstanding (DSO) in accounts receivable at the end of the second quarter of fiscal 2004 were 34 days, compared with 26 days at the end of the fourth quarter of fiscal 2003, and compared with 25 days at the end of the first quarter of fiscal 2004.

•	Inventory turns were 7.5 in the second quarter of fiscal 2004, compared with 6.8 in the fourth quarter of fiscal 2003, and compared with 7.3 in the first quarter of fiscal 2004.

•	Cisco adopted an accounting change effective January 24, 2004 due to the implementation of Financial Accounting Standards Board Interpretation No. 46 (R). As a result, Cisco consolidated Andiamo Systems, Inc. and recorded a non-cash cumulative stock compensation charge of $567 million, or $0.08 per share.

“Cisco saw strong profitability and operational performance, while maintaining a healthy balance sheet, with approximately $20 billion in cash and investments as well as continued productivity gains,” said Dennis Powell, chief financial officer, Cisco Systems. “We are pleased with our sustained financial performance, and continued focus on core and advanced technology research that is key to future growth.”

Business Highlights

•	Cisco announced product additions and enhancements to help service providers deploy and scale new services for revenue-generation opportunities. These include enhancements to the Cisco 12000 and 7600 series routers, the addition of the new Cisco Catalyst® 3750 Metro Series Access Switch, and enhancements to the Cisco Catalyst 6500 and 4500 series switches.

•	Cisco saw several deployments of its high-end routing products, including the Cisco 12000, 10000 and 7600 series routers.

•	Cisco introduced the Cisco Aironet® 1200 and 1100 series IEEE 802.11g access points for high-performance, secure, manageable and flexible wireless local-area networks.

•	As part of its Self Defending Network Initiative, Cisco announced the Cisco Network Admission Control program to address the increased threat and impact of worms and viruses to networked businesses. The Cisco Network Admission Control program was developed in conjunction with leading antivirus software vendors, including Network Associates, Inc., Symantec Corporation and Trend Micro Incorporated.

•	Cisco and Network Appliance, Inc. announced plans to deliver integrated storage solutions to influence adoption of a simplified, standards-based storage networking infrastructure by enterprise customers. Cisco and VERITAS Software Corporation announced the availability of network-based volume management software for networks on the Cisco MDS 9000 Series of multilayer directors and fabric switches.

•	Linksys, a division of Cisco Systems, Inc., launched new home entertainment products, including a Wireless-B Media Link that enables users to listen to digital music and Internet radio on their stereo systems, and a DVD Player with Wireless-G Media Link for wireless distribution of digital video, music and pictures stored on a PC for viewing and playing on a television or stereo system. Linksys also announced a wireless Internet video camera and wireless game adapters.

•	Cisco acquired Latitude Communications, Inc., a provider of enterprise conferencing products and solutions with its MeetingPlace audio- and Web-conferencing solutions. This acquisition adds rich-media conferencing, which combines voice, video and Web conferencing, to the Cisco Architecture for Voice, Video and Integrated Data (AVVID) product portfolio.

•	Several educational institutions selected Cisco IP Communications to increase administrative productivity and enhance learning, including Otago University in New Zealand, State University of New York (SUNY) Cortland campus, Liberty-Eylau Independent School District in Texas and Aston University in the United Kingdom.

•	Cisco launched the new IP Communications Express Specialization, designed to help channel partners capitalize on Cisco router market leadership and accelerate the adoption of Cisco IP Communication solutions in the small business and autonomous branch office market.

•	The World Health Organization, in collaboration with Cisco, launched the Health Academy to provide the general public with health information and knowledge required for preventing diseases and following healthier lifestyles.

Editors Note:

•	Q2 FY’04 conference call to discuss Cisco results along with its outlook for Q3 FY’04 to be held at 1:30 p.m. PT on Tuesday, February 3, 2004. Conference call number is 888-989-9826 (United States); 210-234-8593 (international).

•	Conference call replay available from 4:30 p.m. PT on February 3, 2004 to 4:30 p.m. PT on February 10, 2004 at 800-834-5819 (United States); 402-280-1651 (international).

•	Additional information regarding Cisco’s financials and corresponding Webcast with visuals designed to guide participants through the call are also available at 1:30 p.m. PT. Prepared remarks will be available approximately 24 hours after completion of the call. The Webcast will include both the prepared remarks, as well as the question-and-answer session. This information, along with GAAP reconciliation information, will be available at http://www.cisco.com under “About Cisco” in the Investor Relations section.

•	Additional information regarding Cisco’s Q2 FY’04 results will be available at http://newsroom.cisco.com.

About Cisco Systems

Cisco Systems, Inc., (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

###

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are urged to read the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: business and economic conditions and growth trends in the networking industry and in various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market; the timing of orders and manufacturing lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; increased price competition; variations in sales channels, product costs or mix of products sold; the ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, stockholder and other matters; the ability to recruit and retain key personnel; financial risk management; currency fluctuations and other international factors; and potential volatility in operating results. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. Cisco’s results of operations for the three and six months ended January 24, 2004 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

Cisco provides pro forma net income and pro forma net income per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies. Cisco believes that this presentation of pro forma net income and pro forma net income per share provides useful information to management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. In addition, Cisco’s management uses these measures for reviewing the financial results of Cisco and for budget planning purposes.

Copyright© 2004 Cisco Systems, Inc. All rights reserved. Cisco, Cisco Systems, the Cisco Systems logo, Catalyst and Linksys are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document or Website are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company.

Cisco Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 24, 2004	January 25, 2003	January 24, 2004	January 25, 2003
NET SALES:
Product	$4,550	$3,891	$8,813	$7,904
Service	848	822	1,686	1,654

Total net sales	5,398	4,713	10,499	9,558

COST OF SALES:
Product	1,425	1,144	2,741	2,381
Service	275	252	554	502

Total cost of sales	1,700	1,396	3,295	2,883

GROSS MARGIN	3,698	3,317	7,204	6,675

OPERATING EXPENSES:
Research and development	759	798	1,494	1,587
Sales and marketing	1,093	972	2,164	2,065
General and administrative	195	172	390	323
Payroll tax on stock option exercises	7	—	9	—
Amortization of deferred stock-based compensation	36	33	87	76
Amortization of purchased intangible assets	60	78	122	192
In-process research and development	1	—	1	—

Total operating expenses	2,151	2,053	4,267	4,243

OPERATING INCOME	1,547	1,264	2,937	2,432

Interest income	124	174	261	353
Other income (loss), net	136	(51)	137	(526)

Interest and other income (loss), net	260	123	398	(173)

INCOME BEFORE PROVISION FOR INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,807	1,387	3,335	2,259
Provision for income taxes	516	396	958	650

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,291	991	2,377	1,609
Cumulative effect of accounting change, net of tax	(567)	—	(567)	—

NET INCOME	$724	$991	$1,810	$1,609

Net income per share before cumulative effect of accounting change:
Basic	$0.19	$0.14	$0.34	$0.22

Diluted	$0.18	$0.14	$0.33	$0.22

Net income per share after cumulative effect of accounting change:
Basic	$0.11	$0.14	$0.26	$0.22

Diluted	$0.10	$0.14	$0.25	$0.22

Shares used in per-share calculation:
Basic	6,874	7,187	6,904	7,217

Diluted	7,110	7,286	7,110	7,307

Cisco Systems, Inc.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 24, 2004	January 25, 2003	January 24, 2004	January 25, 2003
NET SALES:
Product	$4,550	$3,891	$8,813	7,904
Service	848	822	1,686	1,654

Total net sales	5,398	4,713	10,499	9,558

COST OF SALES:
Product	1,425	1,144	2,741	2,381
Service	275	252	554	502

Total cost of sales	1,700	1,396	3,295	2,883

GROSS MARGIN	3,698	3,317	7,204	6,675

OPERATING EXPENSES:
Research and development	759	798	1,494	1,587
Sales and marketing	1,093	972	2,164	2,065
General and administrative	195	172	390	323

Total operating expenses (a) (b) (c) (d)	2,047	1,942	4,048	3,975

OPERATING INCOME (a) (b) (c) (d)	1,651	1,375	3,156	2,700

Interest income	124	174	261	353
Other income (loss), net (e)	51	(51)	52	(114)

Interest and other income (loss), net (e)	175	123	313	239

INCOME BEFORE PROVISION FOR INCOME TAXES (a) (b) (c) (d) (e)	1,826	1,498	3,469	2,939
Provision for income taxes (f)	511	419	971	822

NET INCOME	$1,315	$1,079	$2,498	$2,117

Net income per share:
Basic	$0.19	$0.15	$0.36	$0.29

Diluted	$0.18	$0.15	$0.35	$0.29

Shares used in per-share calculation:
Basic	6,874	7,187	6,904	7,217

Diluted	7,110	7,286	7,110	7,307

A reconciliation between net income on a GAAP basis and pro forma net income is as follows:
GAAP net income	$724	$991	$1,810	$1,609
(a) In-process research and development	1	—	1	—
(b) Payroll tax on stock option exercises	7	—	9	—
(c) Amortization of deferred stock-based compensation	36	33	87	76
(d) Amortization of purchased intangible assets	60	78	122	192
(e) (Gain) loss on publicly traded equity securities	(85)	—	(85)	412
(f) Income tax effect	5	(23)	(13)	(172)
(g) Cumulative effect of accounting change, net of tax	567	—	567	—

Pro forma net income	$1,315	$1,079	$2,498	$2,117

For the three month period ended October 25, 2003, pro forma net income and pro forma net income per share excluded the following items: payroll tax on stock option exercises of $2 million, amortization of deferred stock-based compensation of $51 million, amortization of purchased intangible assets of $62 million and income tax effect of ($18) million.

Cisco Systems, Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 24, 2004	July 26, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,225	$3,925
Short-term investments	5,155	4,560
Accounts receivable, net of allowance for doubtful accounts of $189 at January 24, 2004 and $183 at July 26, 2003	2,040	1,351
Inventories	933	873
Deferred tax assets	1,947	1,975
Lease receivables, net	57	49
Prepaid expenses and other current assets	604	624

Total current assets	14,961	13,357
Investments	10,454	12,167
Property and equipment, net	3,441	3,643
Goodwill	4,103	4,043
Purchased intangible assets, net	441	556
Lease receivables, net	275	238
Other assets	2,915	3,103

TOTAL ASSETS	$36,590	$37,107

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$645	$594
Income taxes payable	715	739
Accrued compensation	1,400	1,470
Deferred revenue	3,202	3,034
Other accrued liabilities	2,040	2,162
Restructuring liabilities	78	295

Total current liabilities	8,080	8,294
Deferred revenue	863	774

Total liabilities	8,943	9,068

Minority interest	11	10
Shareholders’ equity	27,636	28,029

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$36,590	$37,107

Certain reclassifications have been made to prior year balances in order to conform to the current period’s presentation.

Cisco Systems, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 24, 2004	January 25, 2003
Cash flows from operating activities:
Net income	$1,810	$1,609
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax	567	—
Depreciation and amortization	786	783
Provision for doubtful accounts	19	18
Provision for inventory	72	7
Deferred income taxes	120	(103)
Tax benefits from employee stock option plans	328	11
In-process research and development	1	—
Net (gains) losses and impairment charges on investments	(121)	509
Change in operating assets and liabilities:
Accounts receivable	(704)	(20)
Inventories	(131)	98
Prepaid expenses and other current assets	(2)	(55)
Accounts payable	42	48
Income taxes payable	12	(79)
Accrued compensation	(70)	(114)
Deferred revenue	253	(155)
Other accrued liabilities	(131)	(131)
Restructuring liabilities	(217)	—

Net cash provided by operating activities	2,634	2,426

Cash flows from investing activities:
Purchases of short-term investments	(6,433)	(4,312)
Proceeds from sales and maturities of short-term investments	6,564	3,877
Purchases of investments	(10,501)	(8,356)
Proceeds from sales and maturities of investments	11,636	4,519
Acquisition of property and equipment	(393)	(341)
Acquisition of businesses, net of cash and cash equivalents	(67)	2
Change in lease receivables, net	(45)	61
Investments in privately held companies	40	(88)
Purchase of minority interest of Cisco Systems, K.K. (Japan)	—	(59)
Other	83	108

Net cash provided by (used) in investing activities	884	(4,589)

Cash flows from financing activities:
Issuance of common stock	758	231
Repurchase of common stock	(4,034)	(2,552)
Other	58	13

Net cash used in financing activities	(3,218)	(2,308)

Net increase (decrease) in cash and cash equivalents	300	(4,471)
Cash and cash equivalents, beginning of period	3,925	9,484

Cash and cash equivalents, end of period	$4,225	$5,013

Cisco Systems, Inc.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	January 24, 2004	July 26, 2003
CASH AND INVESTMENTS
Cash and cash equivalents	$4,225	$3,925
Fixed income securities	14,540	15,982
Publicly traded equity securities	1,069	745

Total	$19,834	$20,652

INVENTORIES
Raw materials	$50	$38
Work in process	302	291
Finished goods	543	515
Demonstration systems	38	29

Total	$933	$873

PROPERTY AND EQUIPMENT, NET
Land, buildings, and leasehold improvements	$3,455	$3,411
Computer equipment and related software	1,213	1,147
Production, engineering, and other equipment	2,595	2,410
Operating lease assets	119	356
Furniture and fixtures	358	350

	7,740	7,674
Less, accumulated depreciation and amortization	(4,299)	(4,031)

Total	$3,441	$3,643

OTHER ASSETS
Deferred tax assets	$1,400	$1,476
Investments in privately held companies	368	516
Income tax receivable	690	727
Structured loans, net	24	42
Other	433	342

Total	$2,915	$3,103

DEFERRED REVENUE
Service	$2,710	$2,451
Product	1,355	1,357

Total	4,065	3,808
Less, current portion	(3,202)	(3,034)

Non-current deferred revenue	$863	$774